EXHIBIT 2.1

               DISTRIBUTION AGREEMENT (this "Agreement"), dated as of December 28, 1994, by and between LIN
          BROADCASTING CORPORATION, a Delaware corporation
          ("Broadcasting"), and LIN TELEVISION CORPORATION, a
          Delaware corporation ("Television").

          WHEREAS, the Board of Directors of Broadcasting has determined that it is appropriate and desirable to separate the ownership of Broadcasting and Television by distributing to the holders of outstanding shares of common stock, par value $.01 per share, of Broadcasting (the "Broadcasting Common Stock") all outstanding shares of common stock, par value $.01 per share, of Television (the "Television Common Stock"); and

          WHEREAS, Broadcasting and Television have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect such separation and such distribution and to set forth other agreements that will govern certain other matters following such distribution.

          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                            ARTICLE I

                           DEFINITIONS

Section 1.01   General

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     Acquisition:  the purchase of station WTNH-TV from Cook
Inlet Communications Corporation to be consummated immediately following the Distribution.

     Action: any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

     Affiliate: as defined in Rule 12b-2 promulgated under the Exchange Act, as such Rule is in effect on the date hereof.

     Agent: the transfer agent appointed by Broadcasting to distribute shares of Television Common Stock pursuant to the Distribution.

     Ancillary Agreements:  this Agreement, the Consulting
Agreement, the Employee Benefits Agreement, the Management
Services Agreement, the Right of First Refusal Agreement, the Tax
Allocation Agreement and the Television Guarantee.

     AT&T:  AT&T Corp.

     Broadcasting Business: the cellular telephone business and any other businesses (including the ownership of television station WOOD-TV) conducted by Broadcasting or any Broadcasting Subsidiary other than the Television Business, in the past, at the date hereof or in the future.

     Broadcasting Employee: any individual employed (or retained as a consultant, agent, advisor or independent contractor) by Broadcasting (not including any subsidiaries) or a Broadcasting Subsidiary on, before or following the Distribution Date, but only during the time such individual was or is employed (or retained) by Broadcasting (not including any subsidiaries) or a Broadcasting Subsidiary.

     Broadcasting Liabilities: collectively, (a) all the Liabilities of Broadcasting under any of the Ancillary Agreements, (b) all the Liabilities, whenever arising (whether prior to, on or following the Effective Time), arising out of or in connection with or otherwise relating to the management or conduct of the Broadcasting Business, including, without limitation, the services offered or sold and the products made, sold or distributed by any Broadcasting Subsidiary prior to, on or following the Distribution Date, the former, present or future assets of Broadcasting or any Broadcasting Subsidiary (other than assets of Television or any Television Subsidiary) or the former, present or future Broadcasting Employees (but only with respect to the time any such individual was a Broadcasting Employee), and
(c) all the Liabilities arising out of or based upon any untrue statement of material fact contained in any portion of the Information Statement (including the financial statements therein), or the omission or alleged omission to state in any such portion a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Broadcasting Subsidiary: any subsidiary of Broadcasting other than Television or any Television Subsidiary on or before the Distribution Date (including, without limitation, LTC), and any subsidiary of Broadcasting which may thereafter be organized or acquired.

     Broadcasting Treasury Shares:  shares of Broadcasting Common
Stock held by Broadcasting as treasury shares.

     Code: the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, including any successor legislation.

     Commission:  the Securities and Exchange Commission.

     Communication Rules: the Communications Act of 1934, as amended, and the applicable rules, regulations and policies of the Federal Communications Commission.

     Consulting Agreement: the consulting agreement between the Company and certain Broadcasting subsidiaries regarding management of two Michigan stations, WOOD-TV and WOTV(TV).

     Distribution: the distribution on the Distribution Date to holders of record of shares of Broadcasting Common Stock as of the Distribution Record Date, other than Broadcasting, of the shares of Television Common Stock owned by Broadcasting on the basis of one share of Television Common Stock for every two shares of Broadcasting Common Stock.

     Distribution Date:  the date determined by Broadcasting's
Board of Directors as of which the Distribution shall be effected, which is presently contemplated to be December 28, 1994.

     Distribution Record Date: the date determined by Broadcasting's Board of Directors as the record date for the Distribution, which is presently contemplated to be December 9, 1994.

     Effective Time: the time on the Distribution Date at which the Company issues irrevocable instructions to the Company's transfer agent/registrar to mail certificates representing the Television Common Stock to the stockholders of Broadcasting; provided that if such irrevocable instructions are subject to satisfaction of one or more conditions and all such conditions are satisfied, the conditions shall be deemed to have been satisfied as of, and shall relate back to, the time of the issuance of such irrevocable instructions.

     Employee Benefits Agreement:  the Employee Benefits
Allocation Agreement, dated the date of this Agreement, between Broadcasting and Television, a copy of which is attached hereto as Exhibit A.

     Exchange Act: the Securities Exchange Act of 1934, as amended.

     Indemnifiable Losses: any and all losses, Liabilities, claims, damages, costs or expenses (including, without limitation, reasonable attorney's fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any Actions or threatened Actions).

     Indiana Broadcasting: Indiana Broadcasting Corporation, a wholly owned subsidiary of LWWI Broadcasting that owns and operates television broadcast stations WISH-TV and WANE-TV.

     Information Statement: the information statement sent to the holders of shares of Broadcasting Common Stock in connection with the Distribution.

     IRS:  the Internal Revenue Service.

     Liabilities: any and all debts, liabilities and obligations, absolute or contingent, matured, or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any court, any governmental or other regulatory or administrative agency or commission or any award of any arbitration tribunal, and those arising under any contract, commitment or undertaking.

     LTC: LTC Holdings, Inc., a wholly owned subsidiary of Broadcasting that holds all the outstanding shares of common stock of Television.

     LWWI Broadcasting: LWWI Broadcasting, Inc., a wholly owned subsidiary of Television that owns all the outstanding stock of Indiana Broadcasting.

     Management Services Agreement:  the Management Services
Agreement, dated the date of this Agreement, between Broadcasting and Television, a copy of which is attached hereto as Exhibit B.

     McCaw:  McCaw Cellular Communications, Inc.

     National Market:  the National Association of Securities
Dealers, Inc. Automated Quotation National Market.

     Right of First Refusal Agreement:  the Right of First
Refusal Agreement, dated the date of this Agreement, between Broadcasting and Television, a copy of which is attached hereto as Exhibit C.

     Subsidiary: any entity at least a majority of the total outstanding voting interests of which are owned, directly or indirectly, by another entity.

     Tax Allocation Agreement: the Tax Allocation Agreement, dated the date of this Agreement, between Broadcasting and Television, a copy of which is attached hereto as Exhibit D.

     Tax Letter Ruling: The private letter ruling issued by the IRS to Broadcasting on August 4, 1994, relating to the federal income tax consequences of the Distribution, as supplemented by letters issued by the IRS to Broadcasting on August 15, 1994, and October 4, 1994.

     Television Business: the commercial television broadcasting business and any other businesses conducted by Television or any Television Subsidiary in the past, on the date hereof or in the future.

     Television Employee: any individual employed (or retained as a consultant, agent, advisor or independent contractor) by Television or any Television Subsidiary , before or following the Distribution Date, but only during the time such individual was or is employed (or retained) by Television or a Television Subsidiary.

     Television Guarantee:  the Television Private Market Value
Guarantee, dated the date of this Agreement, between McCaw and Television, a copy of which is attached hereto as Exhibit E.

     Television Liabilities: collectively, (a) all the Liabilities of Television under any of the Ancillary Agreements and (b) all the Liabilities, whenever arising (whether prior to, on or following the Effective Time), arising out of or in connection with or otherwise relating to the management or conduct of the Television Business, including without limitation, the services sold by Television or any Television Subsidiary prior to, on or following the Distribution Date, the former, present or future assets of Television or any Television Subsidiary or the former, present or future Television Employees (but only with respect to the time any such individual was a Television Employee).

     Television Subsidiary: any subsidiary of Television on or before the Distribution Date (including, without limitation, LWWI
Broadcasting and Indiana Broadcasting), and any subsidiary of Television which may thereafter be organized or acquired.

Section 1.02   References

     References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to a "Section" are, unless otherwise specified, to one of the Sections of this Agreement.

                            ARTICLE II

              DISTRIBUTION AND RELATED TRANSACTIONS

Section 2.01   Broadcasting Board Action

     The Board of Directors of Broadcasting shall, in its discretion, establish the Distribution Record Date and the Distribution Date and any procedures necessary or appropriate to effect the Distribution. Such action shall not create any obligation on the part of Broadcasting to effect the Distribution or in any way limit Broadcasting's power of termination set forth in Section 5.08 or alter the consequences of any such termination from those specified in such Section.

Section 2.02   The Distribution

     On or prior to the Distribution Date, (a) Broadcasting shall cause LTC to distribute all of its assets to Broadcasting, and Broadcasting will assume all of LTC's liabilities, in a complete liquidation and dissolution of LTC intended to qualify as a complete liquidation of LTC under Section 332 of the Code; (b) immediately thereafter, Television shall cause Indiana Broadcasting to merge with LWWI, and LWWI will assume all of Indiana Broadcasting's assets and liabilities by operation of law; (c) Television shall then issue to Broadcasting as a stock dividend a number of shares of Television Common Stock such that, immediately prior to the Effective Time, Broadcasting will own that number of shares of Television Common Stock equal to one-half (or, if such number would include a fractional interest, the next higher whole number) of the number of shares of Broadcasting Common Stock outstanding at 5:00 p.m. Seattle time on the Distribution Record Date, excluding Broadcasting Treasury Shares, plus the number of shares of Broadcasting Common Stock issued after the Distribution Record Date and prior to the Effective Time (the "Option Shares") pursuant to the exercise of options granted under the Broadcasting Amended and Restated 1969 Stock Option Plan. On or prior to the Distribution Date, subject to the conditions and rights of termination set forth in this Agreement, Broadcasting shall deliver, or cause to be delivered, to the Agent one or more share certificates together representing all the then outstanding shares of Television Common Stock and shall instruct the Agent to place in the U.S. mail, in accordance with the terms of this Agreement, on the Distribution Date, one share of Television Common Stock for every two shares of Broadcasting Common Stock to holders of record of shares of Broadcasting Common Stock on the Distribution Record Date, other than LIN Broadcasting with respect to the Broadcasting Treasury Shares, and to individuals to whom Option Shares were issued. Broadcasting shall also instruct the Agent to distribute any cash in lieu of fractional share interests in Television Common Stock to holders of Broadcasting Common Stock as soon as practicable following the Distribution Date. Television shall provide all share certificates that the Agent shall require in order to effect the Distribution and the sale of fractional shares. Any shares of Television Common Stock owned by Broadcasting immediately after the Distribution will be canceled.

Section 2.03   Certain Financial Arrangements

     (a) Elimination of Intercompany Accounts. All intercompany receivables and payables (other than receivables and payables arising under any Ancillary Agreement) between Television or any Television Subsidiary, on the one hand, and Broadcasting or any Broadcasting Subsidiary, on the other hand, shall be paid in full or otherwise satisfied prior to the Effective Time.

     (b) Operations in Ordinary Course. Each of Broadcasting and Television covenants and agrees that, except as otherwise provided in any Ancillary Agreement, from the date of this Agreement through the Distribution Date, it will, and will cause its subsidiaries to, conduct its business in a manner substantially consistent with current operating practices and in the ordinary course, including, without limitation, with respect to the payment and administration of accounts payable and the administration of accounts receivable, the purchase of capital assets and equipment and the management of inventories.

Section 2.04   Transfer of Agreements

     (a)(i) Broadcasting hereby agrees that, subject to the provisions of this Section 2.04, it will, and it will cause the Broadcasting Subsidiaries other than Television and the Television Subsidiaries to, assign, transfer, and convey to Television all of Broadcasting's or such subsidiary's respective right, title and interest in and to any and all agreements that relate primarily to the Television Business. Television hereby agrees that, subject to the limitations set forth in this
Section 2.04, it will, and it will cause the Television subsidiaries to, assign, transfer, and convey to Broadcasting all of Television's or such subsidiary's respective right, title and interest in and to any and all agreements that relate exclusively to the Broadcasting Business. Nothing contained herein is intended to result in the transfer or assignment of any agreement entered into by a party hereto solely as an agent for or otherwise on behalf of another person, including the other party.

          (ii) Subject to the provisions of this Section 2.04 and subject to the limitations, if any, described in Schedule 2.04 attached hereto, any agreement to which either of the parties or any of their subsidiaries is a party that inures to the benefit of both the Television Business and the Broadcasting Business shall be assigned in part so that each party shall be entitled to the rights and benefits inuring to its business under such agreement.

     (b) The assignee of any contract assigned, in whole or in part, hereunder (an "Assignee") shall assume and agree to pay, perform, and fully discharge all agreements assigned hereunder or, in the case of a partial assignment under paragraph (a)(ii), its aliquot portion of such agreement as determined in accordance with the terms of the agreement, where determinable on the face thereof, and otherwise as determined in accordance with the practice of the parties prior to the Distribution.

     (c) To the extent that any agreement entered into prior to the Distribution Date contemplates or requires a non-delegable performance by any one or more of Broadcasting or Television or their respective subsidiaries, such obligation shall continue regardless of any assignment of such agreement.

     (d) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any agreement, in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the Assignee thereof. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of either party so that the Assignee would not, in fact receive all such rights, the parties will cooperate with each other in any arrangement designed to provide for the Assignee the benefits of, and to permit Assignee to assume liabilities under, any such agreement.

Section 2.05   Assumption and Satisfaction of Liabilities

     Except as otherwise set forth in any Ancillary Agreement, from and after the Effective Time, (a) Broadcasting shall, and shall cause the Broadcasting Subsidiaries to, pay, perform and discharge in due course all Broadcasting Liabilities and
(b) Television shall, and shall cause the Television Subsidiaries to, assume, pay, perform, and discharge in due course all the Television Liabilities.

Section 2.06   Resignations

     Broadcasting shall use its best efforts to cause all Broadcasting Employees (other than those persons listed on Schedule 1) to resign, effective as of the Effective Time, from all positions as officers of Television or as officers or directors of any Television Subsidiary in which they serve. Television shall use its best efforts to cause all Television Employees to resign, effective as of the Effective Time, from all positions as directors or officers of Broadcasting or any Broadcasting Subsidiary in which they serve.

Section 2.07   Further Assurances

     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Broadcasting or Television with full title to all properties, assets, rights, approvals, immunities and franchises pertaining to the Broadcasting Business or the Television Business, as the case may be, the proper officers and each party to this Agreement shall take all such necessary action. Without limiting the foregoing, Broadcasting and the Broadcasting Subsidiaries and Television and the Television Subsidiaries shall use their best efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications which may be required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings.

Section 2.08   No Representations or Warranties

     Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, making any representation or warranty whatsoever, including, without limitation, as to title, value or legal sufficiency.

Section 2.09   Guarantees

     Except as otherwise set forth in any Ancillary Agreement, Broadcasting and Television shall use their best efforts, including obtaining letters of credit or performance bonds, to have, on or prior to the Distribution Date, or as soon as practicable thereafter, Broadcasting or any Broadcasting Subsidiary removed as guarantor of or obligor for indebtedness or obligations for which Television or any Television Subsidiary is primarily liable and Television or any Television Subsidiary removed as guarantor of or obligor for indebtedness or obligations for which Broadcasting or any Broadcasting Subsidiary is primarily liable. Broadcasting shall indemnify, defend and hold harmless Television from and against any and all Liabilities of Television arising from a guarantee or other obligation of Television for indebtedness or obligations for which Broadcasting (or any Broadcasting Subsidiary) is primarily liable. Television shall indemnify and hold harmless Broadcasting from and against any and all Liabilities of Broadcasting arising from a guarantee or other obligation of Broadcasting for indebtedness or obligations for which Television (or any Television Subsidiary) is primarily liable.

Section 2.10   Litigation

     (a) With respect to all Actions now pending or which may hereafter be commenced or threatened which may result in a Broadcasting Liability, Broadcasting and Television shall use their best efforts to have Broadcasting or a Broadcasting Subsidiary substituted as parties to such Action in the place of and for Television, any Television Subsidiary or any Television Employee and to have Television, any Television Subsidiary and any Television Employee removed as parties to such Action following the Distribution Date.

     (b) With respect to all Actions now pending or which may hereafter be commenced or threatened which may result in a Television Liability, Broadcasting and Television shall use their best efforts to have Television or a Television Subsidiary substituted as parties to such Action in the place of and for Broadcasting, any Broadcasting Subsidiary or any Broadcasting Employee and to have Broadcasting, any Broadcasting Subsidiary and any Broadcasting Employee removed as parties to such Action following the Distribution Date.

     (c) At all times from and after the Distribution Date, each of Television and Broadcasting shall use reasonable efforts to make available to the other upon written request its and its subsidiaries' officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved (without reimbursement for such persons' salaries).

     (d) The provisions of this Section 2.10 shall be in addition to, and not in limitation of, the provisions of
Article III, and compliance with the provisions of this
Section 2.10 shall not affect the obligations of the parties under Article III.

Section 2.11   Publicity

     Any existing printed material implicitly or explicitly showing any affiliation or connection between Broadcasting and Television as of the date such material is used may be used by Broadcasting and Television only for a period ending one year after the Distribution Date. After the Distribution Date, neither party hereto shall otherwise represent to third parties that it has a present business affiliation with the other, except pursuant to this Agreement and the other Ancillary Agreements.

Section 2.12   Use of LIN Name

     Following the Distribution, Television shall retain the right to use the name "LIN Television Corporation" as its corporate name and to continue to refer to itself and its operations as "LIN Television." Broadcasting and Television each also agree that the other and its subsidiaries can use the word "LIN" in any other name to which their respective corporate names are changed for so long as the word "LIN" is used continuously in such name.

Section 2.13   Acquisition of Television Stations

     After the Distribution Date, Television agrees that it will not acquire any television broadcasting station within the meaning of the Communication Rules that would cause McCaw (or AT&T, as a successor to McCaw) to violate the limitations on ownership of such stations set forth in the Communication Rules (based solely on Broadcasting's ownership or right or obligation to acquire television broadcasting stations as of the Distribution Date); provided, however, that promptly upon written request therefor by Television, McCaw or AT&T, as applicable, shall have provided to Television information on its ownership of television broadcasting stations. The foregoing limitation upon Television shall terminate (i) in the event that McCaw's or AT&T's respective ownership of Television Common Stock should fall below 5% or (ii) at such time as McCaw notifies Television that McCaw will not seek to acquire all the outstanding shares of Television in accordance with Section 2(D) of the Television Guarantee or Television is put up for sale in accordance with
Section 2(F) of the Television Guarantee. In the event that the limitation on acquisitions by Television set forth in this
Section 2.13 is terminated as provided in (ii) above, Television thereafter shall notify McCaw as promptly as is practicable of any agreement into which Television enters that otherwise would have been prohibited if this Section were still in effect in its entirety, until such time as the limitation on Television set forth in this Section terminates as provided in (i) above.

Section 2.14   Directors and Officers Liability Insurance
Policies

     Except to the extent that Television shall have in effect directors and officers liability insurance coverage providing coverage on terms substantially equivalent to that provided by Broadcasting, as discussed below, Broadcasting agrees that, after the Effective Time and prior to the third anniversary of the Distribution Date, it will not take any action that would result in provisions for directors and officers liability insurance coverage (including, without limitation, a reduction in coverage limits or less favorable conditions of coverage) for periods prior to the Effective Time being less favorable to persons who were directors or officers of Television or any Television Subsidiary prior to the Effective Time than to persons who were directors or officers of Broadcasting or any Broadcasting Subsidiary prior to the Effective Time; provided, that if Broadcasting is required to pay a higher premium or otherwise incur higher costs in order to maintain equivalent coverage for both the Broadcasting directors and officers and the Television directors and officers than it would pay if it were not required to maintain such equivalence, it shall provide written notice to Television of such additional costs. Within 30 days of the date of such notice Television shall pay, or shall provide written notice to Broadcasting of its election not to pay, such additional costs. If Television fails to make such payment or provides such notice, Broadcasting shall no longer be required to maintain such equivalent coverage.

     Broadcasting and Television each agree that if, after the Effective Time and prior to the earlier of the third anniversary of the Distribution Date or the date on which an obligation pursuant to the foregoing paragraph has terminated, one party (the "inquiring party") should request from the other (the "responding party") information regarding any change in the responding party's directors and officers liability insurance policies (including, without limitation, cancellation of existing policies or any contemplated change in coverage limits, conditions of coverage, premiums or carriers on future policies) that would affect coverage under the Broadcasting policies, the responding party shall promptly provide such information to the inquiring party.


                           ARTICLE III

                         INDEMNIFICATION

Section 3.01   Indemnification by Broadcasting

     Except as otherwise set forth in any Ancillary Agreement, Broadcasting shall indemnify, defend and hold harmless Television, each of its directors, officers, employees and agents, each Affiliate of Television and each of the heirs, executors, successors and assigns of any of the foregoing (the "Television Indemnitees") from and against any and all Indemnifiable Losses of the Television Indemnitees arising out of, by reason of or otherwise in connection with the Broadcasting Liabilities or a breach of a warranty or covenant made by Broadcasting or a Broadcasting Subsidiary pursuant to this Agreement.

Section 3.02   Indemnification by Television

     Except as otherwise set forth in any Ancillary Agreement, Television shall indemnify, defend and hold harmless Broadcasting, each of its directors, officers, employees and agents, each Affiliate of Broadcasting and each of the heirs, executors, successors and assigns of any of the foregoing (the "Broadcasting Indemnitees") from and against any and all Indemnifiable Losses of the Broadcasting Indemnitees arising out of, by reason of or otherwise in connection with the Television Liabilities or a breach of a warranty or covenant made by Television or a Television Subsidiary pursuant to this Agreement.

Section 3.03   Limitations on Indemnification Obligations

     The amount which any party (an "Indemnifying Party") is or may be required to pay to any other party (an "Indemnitee") pursuant to Section 3.01 or Section 3.02 shall be reduced (retroactively or prospectively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Indemnifiable Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Loss.

Section 3.04   Procedure for Indemnification

     Except as is otherwise set forth in any Ancillary Agreement:

     (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a person (including, without limitation, any governmental entity) who is not a party to any of the Ancillary Agreements of any claim or of the commencement by any such person of any Action (a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section 3.04 shall not relieve the applicable Indemnifying Party of its obligations under this
Article III, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

     (b) Subject to the proviso of the following sentence, an Indemnifying Party shall defend or seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with
Section 3.04(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the applicable Indemnitee whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which notice shall specify any reservations or exceptions with respect to such assumption of responsibility; provided, however, that an Indemnifying Party may elect not to assume responsibility for defending a Third Party Claim only in the event of a good faith dispute that a claim was appropriately tendered under
Section 3.01 or 3.02, as the case may be, in which case the Indemnitee may defend or seek to compromise or settle such Third Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article III for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided, that, if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees' reasonable judgment a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim or if the Indemnifying Party shall assume responsibility for such claim with any reservations or exceptions, such Indemnitees shall have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnitees, and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel) shall be paid by such Indemnifying Party.

     (c) If an Indemnifying Party elects to defend or to seek to compromise any Third Party Claim, the appropriate Indemnitee (x) shall cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, (y) shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, and (z) shall agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and which releases the Indemnifying Party completely in connection with such Third Party Claim.

     (d) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances with respect to which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

     (e) With respect to any Third Party Claim for which the Indemnifying Party assumes responsibility for defense, the Indemnifying Party shall inform the Indemnitee, upon the reasonable written request of the Indemnitee, of the status of efforts to resolve such Third Party Claim. With respect to any Third Party Claim for which the Indemnifying Party does not assume such responsibility, the Indemnitee shall inform the Indemnifying Party, upon the reasonable written request of the Indemnifying Party, of the status of efforts to resolve such Third Party Claim.

Section 3.05   Survival of Indemnities

     The obligations of Broadcasting and Television under this
Article III shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such assets, businesses or Liabilities. All obligations of Broadcasting and Television under this Article III shall terminate five years after the Distribution Date, except with respect to claims for which one party has provided notice to the other prior to the end of such five-year period.

                            ARTICLE IV

                      ACCESS TO INFORMATION

Section 4.01   Provision of Corporate Records

     Broadcasting shall arrange, as soon as practicable following the Distribution Date, for the transportation at Television's cost to Television of all original agreements, documents, books, records and files relating to or affecting Television, any Television Subsidiary or the Television Business (collectively "Records"), to the extent such items are not already in the possession of Television or a Television Subsidiary, subject to the following exceptions:

          (a) Television recognizes that certain Records may contain information relating primarily to Broadcasting or the Broadcasting Subsidiaries and only incidentally to Television or the Television
     Subsidiaries, and agrees that Broadcasting may retain such Records and shall provide to Television copies of the portions thereof that are relevant to Television and

          (b) Broadcasting may retain any tax returns, reports, forms or work papers, and Television shall be provided with copies of such returns, reports, forms or work papers only to the extent that they relate to or affect Television's and the Television Subsidiaries' returns or tax liability.

Section 4.02   Access to Information

     (a) From and after the Distribution Date, each of Broadcasting and Television shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified information, to the personnel, properties, books and records of such party and its subsidiaries insofar as such access is reasonably required by the other party.

     (b) For a period of two years following the Distribution Date, each of Television and Broadcasting shall provide to the other, promptly following such time at which such documents shall be filed with the Commission, all documents which shall be filed by it or any of its subsidiaries with the Commission pursuant to the periodic and interim reporting requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

Section 4.03   Confidentiality

     Each of Broadcasting and the Broadcasting Subsidiaries on the one hand, and Television and the Television Subsidiaries on the other hand, shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all information concerning the other in its possession (except to the extent that such information has been (a) in the public domain through no fault of such party or (b) later lawfully acquired from other sources by such party) to the extent such information (i) relates to the period up to the Effective Time, (ii) relates to any Ancillary Agreement or (iii) is obtained in the course of performing services' for the other party pursuant to any Ancillary Agreement, and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as advised by its counsel, by other requirements of law.

                            ARTICLE V

                          MISCELLANEOUS

Section 5.01   Complete Agreement; Construction

     This Agreement, including the Schedules, and the other Ancillary Agreements shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any other Ancillary Agreement, such other Ancillary Agreement shall control.

Section 5.02   Survival of Agreements

     Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

Section 5.03   Expenses

     (a) Except as otherwise set forth in this Agreement or any other Ancillary Agreement, all costs and expenses in connection with the preparation, execution, delivery and implementation of this Agreement and any other Ancillary Agreement, the Distribution and the consummation of the transactions contemplated thereby shall be charged to the party for whose benefit the expenses are incurred, with any expenses which cannot be allocated on such basis to be split equally between the parties.

     (b) A party seeking reimbursement of costs and expenses under this Section 5.03 from another party shall render to such other party an invoice for such costs and expenses or portion thereof, along with appropriate verification of such costs and expenses, and such other party shall pay the other as soon as practicable, but in any event within 30 days of the date of such invoice. Broadcasting and Television shall each use its reasonable efforts to pay and settle all costs and expenses relating to the Distribution prior to the Distribution Date.

Section 5.04   Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the principles of conflicts of laws thereof.

Section 5.05   Notices

     All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

     To Broadcasting:

     5295 Carillon Point
     Kirkland, Washington 98033
     Attn:      General Counsel

     To Television:

     4 Richmond Square
     Providence, Rhode Island 02906
     Attn:     General Counsel

Section 5.06   Amendments

     This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

Section 5.07   Successors and Assigns

     Except in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 5.08   Conditions; Termination

     (a) The Distribution shall be effected pursuant to this Agreement only if (i) the Form S-1 Registration Statement of Television (Registration No. 33-84718) filed with the Securities and Exchange Commission (the "Commission") shall have been declared effective by the Commission, (ii) each of the Ancillary Agreements shall have been executed and delivered, and (iii) all conditions to consummation of the Acquisition other than the Distribution shall have been satisfied or waived and the parties to the Acquisition are prepared to close the Acquisition immediately after the Distribution.

     (b) This Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of the Board of Directors of Broadcasting without the approval of Television or of Broadcasting's stockholders. In the event of such termination, no party shall have any liability of any kind to any other party.

Section 5.09   Subsidiaries

     Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any subsidiary of such party which is contemplated to be a subsidiary of such party on and after the Distribution Date.

Section 5.10   No Third Party Beneficiaries

     Except for the provisions of Article III relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 5.11   Title and Headings

     Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 5.12   Exhibits and Schedules

     The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 5.13   Arbitration

     (a) Selection of Arbitrators. Any action, dispute, claim or controversy between the parties to this Agreement shall be submitted to private arbitration before three arbitrators. Within 30 days of a party's demand for arbitration, each party shall select one arbitrator. The two arbitrators so selected shall, within 15 days of their selection and in any event within 45 days after a party's demand for arbitration, select a third arbitrator.

     (b) Discovery. The parties shall conduct discovery in accordance with the Federal Rules of Civil Procedure. All discovery must be completed within 90 days following selection of the third arbitrator. The panel of three arbitrators shall select one from among them as the lead arbitrator who shall resolve any dispute that arises in connection with discovery.

     (c) Award. The decision of any two of the arbitrators shall constitute the arbitration award. The arbitrators shall provide written findings of fact and conclusions of law on the face of their award. Judgment on any award rendered may be entered in any court having jurisdiction over such matter.

     (d) Rules. Except as described herein or as agreed by the parties, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration
Association.

Section 5.14   Legal Enforceability

     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.
                              LIN BROADCASTING CORPORATION

                              By   DONALD GUTHRIE
                                   Its  SENIOR VICE PRESIDENT-FINANCE

                              LIN TELEVISION CORPORATION

                              By   PETER E. MALONEY
                                   Its  VICE PRESIDENT

                                                       Schedule 1
             Officers of Broadcasting Who Will Remain
                      Officers of Television


Name                                                   Position

Gary R. Chapman                                        President

                                                    Schedule 2.04

             Limitations on Assignment of Agreements